UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): February 16, 2007

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of registrant as specified in charter)

California	000-1084047	95-4691878
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3998 FAU Blvd, Building 1-210
Boca Raton, Florida 33431
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 417 - 7250

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2007, Innovative Software Technologies, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Philip Ellett, the Company’s Chief Executive Officer. Pursuant to the terms of the Agreement, the Company will employ Mr. Ellett until such time it terminates him. Mr. Ellett is to receive an annual base salary of $84,000 a year. Mr. Ellett is entitled to receive an increase to his base salary and receive certain bonuses if certain managed business objectives are met by the Company during the 2007 calendar year. Mr. Ellett also received 6,000,000 options to purchase common stock at a strike price of $0.08. The options vest according to the following schedule: (1) 1,000,000 vested upon approval of the Plan (2) the remaining 5,000,000 will begin vesting on January 31, 2008 at 138,889 per month, for a total of 36 months. The options with expire on February 16, 2017. Mr. Ellett’s salary and bonus schedule will be reviewed by the Board of Directors on an annual basis. During the term of his employment and for a period thereafter, Mr. Ellett will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, by and between Innovative Software Technologies, Inc. and Philip D. Ellett, dated as of February 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

Date: February 23, 2007	By:	/:/s/ Christopher J. Floyd
Name: Christopher J. Floyd
Title: Chief Financial Officer